Exhibit 99.1

Wednesday, October 19, 2022

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR THIRD QUARTER 2022; DECLARES 16 CENT DIVIDEND

•	Third Quarter 2022 Net Income of $0.75 per Basic Common Share and Return on Average Assets of 1.13%
•	Third Quarter 2022 Loan Growth of $43.8 million, or 3.8%, Excluding PPP Loans
•	Non-performing Assets were 0.12% of Total Assets at September 30, 2022
•	Common Equity Tier 1 and Total Capital Ratios of 12.1% and 13.2%, Respectively

Lakeville, Connecticut, October 19, 2022 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its third quarter ended September 30, 2022.

Net income available to common shareholders was $4.3 million, or $0.75 per basic common share, for the third quarter ended September 30, 2022 (third quarter 2022), compared with $3.8 million, or $0.67 per basic common share, for the second quarter ended June 30, 2022 (second quarter 2022), and $3.4 million, or $0.60 per basic common share, for the third quarter ended September 30, 2021 (third quarter 2021).

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “We reported another quarter of strong earnings and loan growth and the credit quality of our loan portfolio continued to improve. As we approach the end of the year, we are cautiously optimistic that the business environment will remain favorable despite rising interest rates, persistent inflation and volatile financial markets. We are focused on prudently extending credit and enhancing the Bank’s profitability while continuing to provide outstanding customer service.”

Net Interest and Dividend Income

Tax equivalent net interest income of $12.1 million for the third quarter 2022 increased $993 thousand, or 9.0%, versus second quarter 2022, and increased $1.7 million, or 16.5%, versus third quarter 2021. Tax equivalent interest income of $13.2 million for third quarter 2022 increased $1.3 million, or 10.9%, versus second quarter 2022 and increased $2.0 million, or 18.2%, from third quarter 2021. The cost of interest-bearing liabilities of $1.2 million for third quarter 2022 increased $308 thousand, or 35.9%, from second quarter 2022 and increased $329 thousand, or 39.4%, from third quarter 2021.

Average earning assets of $1.5 billion for third quarter 2022 increased $66.3 million, or 4.8%, from second quarter 2022, and increased $53.8 million, or 3.8%, versus third quarter 2021. Average earning assets for third quarter 2022 included average PPP loan balances of $1.3 million, net of deferred fees, compared with $8.8 million and $51.8 million in second quarter 2022 and third quarter 2021, respectively. Average total interest bearing liabilities of $972 million for third quarter 2022 increased $28.6 million, or 3.0%, from second quarter 2022 and increased $22.6 million, or 2.4%, versus third quarter 2021.

The tax equivalent net interest margin for third quarter 2022 was 3.27% compared with 3.15% for second quarter 2022 and 2.92% for third quarter 2021. Excluding PPP loans, the tax equivalent net interest margin for third quarter 2022 was 3.25% compared with 3.10% for second quarter 2022 and 2.78% for third quarter 2021. See SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income on page 8 of this release for additional details.

Non-Interest Income

Non-interest income of $2.7 million for third quarter 2022 decreased $604 thousand versus second quarter 2022 and decreased $147 thousand versus third quarter 2021.

Trust and Wealth Advisory fees of $1.2 million for third quarter 2022 decreased $65 thousand from second quarter 2022 and decreased $58 thousand from third quarter 2021. Assets under administration were $1.2 billion at September 30, 2022 compared with $1.1 billion at December 31, 2021 and $973.2 million at September 30, 2021. Discretionary assets under administration of $522.1 million at September 30, 2022 compared with $657.8 million at December 31, 2021 and $608.2 million at September 30, 2021. The decline from the comparative quarters primarily reflected lower market valuations. Non-discretionary assets under administration of $710.2 million at September 30, 2022 increased from $425.4 million at December 31, 2021 and increased from $365.0 million at September 30, 2021. The increase in non-discretionary assets from the comparative quarters primarily reflected a higher valuation of certain partnership assets for an existing client relationship. The trust and wealth business records only a nominal annual fee on this relationship.

Service charges and fees of $1.2 million for third quarter 2022 decreased $504 thousand versus second quarter 2022 and was essentially unchanged from third quarter 2021. The decrease from second quarter 2022 primarily reflected non-recurring loan prepayment fees of $425 thousand, which were recorded in the second quarter. Deposit fees for third quarter 2022 were essentially unchanged from the comparative quarters. Net fees from mortgage banking activities were slightly below the comparative quarters. Salisbury did not sell any residential loans to FHLBB during third quarter 2022 compared with sales of $2.0 million in second quarter 2022 and $1.8 million in third quarter 2021.

Non-interest income for second quarter 2022 included a non-recurring non-taxable gain of $89 thousand related to proceeds receivable from a bank-owned life insurance policy (“BOLI”) due to the death of a former covered employee.

Non-Interest Expense

Non-interest expense of $8.5 million for third quarter 2022 declined slightly from second quarter 2022 and increased $228 thousand versus third quarter 2021. Compensation expense of $5.0 million for third quarter 2022 increased $81 thousand from second quarter 2022 and increased $343 thousand versus third quarter 2021. The increase in compensation expense from the comparative periods primarily reflected higher salary expense as well as higher production and incentive accruals, partially offset by lower benefits expense.

Excluding compensation expense, other non-interest expenses for third quarter 2022 decreased $101 thousand from second quarter 2022 and decreased $115 thousand from third quarter 2021. The decrease from the prior quarter primarily reflected lower professional fees, lower marketing expense and lower Director fees, partially offset by higher facilities and deposit related costs. The decrease from third quarter 2021 primarily reflected lower facilities related costs as well as lower marketing expenses, partially offset by higher information processing costs.

The effective income tax rates for third quarter 2022, second quarter 2022 and third quarter 2021 were 18.7%, 15.3% and 20.1%, respectively. The tax provision for second quarter 2022 included a non-recurring credit of $63 thousand to adjust for an over statement of the Bank’s 2021 tax liability to New York state as well as non-recurring BOLI proceeds noted above.

Loans

Gross loans receivable of $1.2 billion increased $41.4 million, or 3.6%, from second quarter 2022, and increased $120.2 million, or 11.2%, from third quarter 2021. Excluding PPP loans, gross loans receivable increased $43.8 million, or 3.8%, from second quarter 2022 and $160.4 million, or 15.6%, from third quarter 2021. Residential 5+ multifamily gross loans receivable at September 30, 2022 and June 30, 2022 included a loan for approximately $16.0 million. At September 30, 2021 this loan, which had a gross balance of $11.7 million, was reported in the commercial real estate category while the project was under construction. The ratio of gross loans to deposits for third quarter 2022 was 89.9% compared with 87.3% for second quarter 2022 and 83.0% for third quarter 2021. Balances by loan type for the comparative periods were as follows:

Loan Type	Q3 2022	Q2 2022	Q3 2021
Residential Real Estate (1-4 Family)	$461,379	$444,698	$408,231
Residential 5+ Multifamily	70,459	69,272	46,237
Commercial Real Estate	413,019	387,787	361,965
Commercial & Industrial ex PPP Loans	186,527	189,086	167,528
PPP Loans	469	2,894	40,652
Commercial & Industrial – Total	186,996	191,980	208,180
Farm Land	4,225	3,668	3,409
Vacant Land	14,796	15,397	13,698
Municipal	18,607	17,486	18,061
Consumer	20,344	18,155	11,152
Deferred Costs/(Fees)	1,002	1,018	(314)
Gross Loans Receivable	$1,190,827	$1,149,461	$1,070,619
Gross Loans Receivable ex PPP	$1,190,358	$1,146,567	$1,029,967

Asset Quality

Asset quality improved in third quarter 2022. Non-performing assets of $1.9 million, or 0.12% of total assets at September 30, 2022, decreased $2.3 million from $4.2 million, or 0.27% of total assets at December 31, 2021, and decreased $3.1 million from $5.0 million, or 0.34% of total assets, at September 30, 2021.

The amount of total impaired and potential problem loans decreased $2.7 million during the quarter to $11.2 million or 0.94% of gross loans receivable at September 30, 2022 compared to $32.8 million, or 3.04% of gross loans receivable at December 31, 2021 and $45.7 million, or 4.27% of gross loans receivable at September 30, 2021. The decrease in the balance from the comparative quarters primarily reflected management’s upgrade of the internal risk rating on certain hospitality related loans, which were previously downgraded due to concerns over COVID-19. These businesses have demonstrated a return to pre-pandemic levels of activity and liquidity, warranting the improvement in risk rating.

Accruing loans receivable 30-to-89 days past due decreased $0.6 million during third quarter 2022 to $0.4 million, or 0.03% of gross loans receivable, from $1.3 million, or 0.12% of gross loans receivable at December 31, 2021, and decreased $0.5 million from $0.9 million, or 0.08% of gross loans receivable at September 30, 2021.

The allowance for loan losses for third quarter 2022 was $14.3 million compared with $13.7 million for second quarter 2022 and $13.2 million for third quarter 2021.The provision expense was $0.7 million for third quarter 2022 compared with a provision expense of $1.1 million for second quarter 2022 and a provision expense of $0.4 million for the third quarter 2021. The provision expense for third quarter 2022 reflected the strong quarterly loan growth and adjustments to qualitative factors due to the uncertain macroeconomic environment. Net loan charge-offs (recoveries) were $64 thousand for the third quarter 2022 compared with $312 thousand for second quarter 2022 and ($60) thousand for the third quarter 2021.

Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, excluding PPP loans, was 1.20% for the third quarter 2022 versus 1.20% for the second quarter 2022 and 1.28% for the third quarter 2021. Similarly, reserve coverage, as measured by the ratio of the allowance for loan losses to non-performing loans was 771% for the third quarter 2022 versus 324% for second quarter 2022 and 263% for third quarter 2021.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits and Borrowings

Deposits of $1.3 billion at September 30, 2022 decreased $11.0 million, or 0.8%, from December 31, 2021 and increased $35.6 million, or 2.8%, from September 30, 2021. At September 30, 2022, Salisbury did not have any outstanding brokered deposits balances compared with balances of $7.9 million at December 31, 2021 and September 30, 2021, respectively. Average total deposits were $1.3 billion for third quarter 2022, second quarter 2022 and third quarter 2021. Average total deposits for third quarter 2022 included average brokered deposits of $17.6 million compared with $18.0 million for second quarter 2022 and $7.9 million for third quarter 2021.

Salisbury had $20.0 million of outstanding advances from FHLBB at September 30, 2022 compared with $7.7 million and $8.9 million at December 31, 2021 and September 30, 2021, respectively. Salisbury’s excess borrowing capacity at FHLBB was approximately $227 million at September 30, 2022.

Capital

Shareholders’ equity decreased $4.1 million in third quarter to $123.2 million at September 30, 2022 as unrealized losses in the available-for-sale securities (“AFS”) portfolio increased by $7.8 million and common stock dividends were paid of $0.9 million, which were partially offset by net income of $4.3 million and other activity of $0.2 million. The unrealized losses in the AFS portfolio, which reflected the continued increase in market interest rates during third quarter 2022, reduced both book value and tangible book value at September 30, 2022. Book value per common share of $21.29 at September 30, 2022 decreased $0.72 from second quarter 2022 and decreased $2.04 from third quarter 2021. Tangible book value per common share of $18.86 at September 30, 2022 decreased $0.71 from second quarter 2022 and decreased $1.97 from third quarter 2021.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At September 30, 2022, the Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.83%, 13.24%, and 12.07%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively. The unrealized losses in the AFS portfolio noted above do not affect the Bank’s regulatory capital ratios.

During third quarter 2022, Salisbury did not repurchase any of its outstanding common stock pursuant to its stock repurchase program established in March 2021.

Dividend on Common Shares

On October 19, 2022, the Board of Directors of Salisbury approved a quarterly cash dividend of $0.16 per common share that will be paid on November 25, 2022 to shareholders of record as of November 11, 2022.

Other Matters

In July 2022, Salisbury management discovered that the Bank’s trust department terminated a trust account in May 2020 and distributed approximately $1.0 million that should have been retained in continuance of the trust account. Salisbury has engaged legal counsel and is currently evaluating the Company’s potential financial exposure. At this time, management believes that Salisbury’s exposure is not yet known or knowable and could potentially range from zero to approximately $1.0 million depending upon the facts and circumstances and the scope of Salisbury’s insurance coverage.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services, as well as trust and wealth advisory services. For more information, please visit www.salisburybank.com.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Investor presentation slides, which include a review of financial results and trends through the period ended September 30, 2022, are available in the Shareholder Relations section of Salisbury’s website at salisburybank.com under About Us/Shareholder Relations/News & Market Information/Presentations.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	September 30, 2022	December 31, 2021
ASSETS
Cash and due from banks	$6,314	$6,404
Interest bearing demand deposits with other banks	49,983	168,931
Total cash and cash equivalents	56,297	175,335
Interest bearing Time Deposits with Financial Institutions	—	750
Securities
Available-for-sale at fair value	189,161	202,396
Mutual funds at fair value	1,882	901
Federal Home Loan Bank of Boston stock at cost	1,487	1,397
Loans held-for-sale	—	2,684
Loans receivable, net (allowance for loan losses: $14,334 and $12,962)	1,176,493	1,066,750
Bank premises and equipment, net	22,502	22,625
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $5,613 and $5,462)	269	418
Accrued interest receivable	6,012	6,260
Cash surrender value of life insurance policies	30,187	27,738
Deferred taxes	8,882	2,588
Other assets	5,151	5,527
Total Assets	$1,512,138	$1,529,184
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$413,584	$416,073
Demand (interest bearing)	241,236	233,600
Money market	313,987	330,436
Savings and other	246,538	237,075
Certificates of deposit	109,859	119,009
Total deposits	1,325,204	1,336,193
Repurchase agreements	7,109	11,430
Federal Home Loan Bank of Boston advances	20,000	7,656
Subordinated debt	24,517	24,474
Note payable	139	170
Finance lease obligations	4,296	4,107
Accrued interest and other liabilities	7,713	8,554
Total Liabilities	1,388,978	1,392,584
Shareholders' Equity
Common stock - $0.10 per share par value
Authorized: 10,000,000;
Issued: 5,783,966 and 5,723,394
Outstanding: 5,783,966 and 5,723,394	578	286
Unearned compensation – restricted stock awards	(1,328)	(925)
Paid-in capital	46,893	46,374
Retained earnings	99,338	89,995
Accumulated other comprehensive (loss) income, net	(22,321)	870
Total Shareholders' Equity	123,160	136,600
Total Liabilities and Shareholders' Equity	$1,512,138	$1,529,184

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three months ended		Nine months ended
Periods ended September 30, (in thousands, except per share amounts)	2022	2021	2022	2021
Interest and dividend income
Interest and fees on loans	$11,541	$10,264	$32,280	$30,642
Interest on debt securities
Taxable	903	486	2,486	1,398
Tax exempt	213	172	575	506
Other interest and dividends	352	79	517	174
Total interest and dividend income	13,009	11,001	35,858	32,720
Interest expense
Deposits	883	532	1,938	1,652
Repurchase agreements	4	5	11	13
Finance lease	41	33	122	102
Note payable	2	3	7	9
Subordinated debt	233	233	699	767
Federal Home Loan Bank of Boston advances	2	30	57	96
Total interest expense	1,165	836	2,834	2,639
Net interest and dividend income	11,844	10,165	33,024	30,081
Provision (release) for loan losses	695	400	2,158	(517)
Net interest and dividend income after provision (release) for loan losses	11,149	9,765	30,866	30,598
Non-interest income
Trust and wealth advisory	1,228	1,286	3,762	3,685
Service charges and fees	1,219	1,211	4,080	3,536
Mortgage banking activities, net	64	108	497	912
Losses on mutual fund	(47)	(4)	(119)	(18)
Gains (losses) gains on securities, net	—	7	165	(2)
Bank-owned life insurance (“BOLI”) income	201	135	615	386
Gain on sale of assets	—	73	—	73
Other	28	24	84	81
Total non-interest income	2,693	2,840	9,084	8,653
Non-interest expense
Salaries	3,802	3,361	10,938	9,664
Employee benefits	1,224	1,322	3,789	3,990
Premises and equipment	1,117	1,060	3,200	3,034
Write-down of assets	—	144	3	144
Information processing and services	711	632	2,098	1,824
Professional fees	689	735	2,297	2,090
Collections, OREO, and loan related	67	120	300	317
FDIC insurance	98	146	391	370
Marketing and community support	214	256	661	552
Amortization of intangibles	46	61	150	198
Other	544	447	1,872	1,448
Total non-interest expense	8,512	8,284	25,699	23,631
Income before income taxes	5,330	4,321	14,251	15,620
Income tax provision	994	868	2,501	3,288
Net income	$4,336	$3,453	$11,750	$12,332
Net income available to common shareholders	$4,264	$3,400	$11,543	$12,148
Basic earnings per common share	$0.75	$0.60	$2.04	$2.16
Diluted earnings per common share	$0.75	$0.60	$2.03	$2.15
Common dividends per share	$0.16	$0.16	$0.48	$0.45

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021
Total assets	$1,512,138	$1,496,521	$1,465,082	$1,529,184	$1,476,849
Loans receivable, net	1,176,493	1,135,758	1,066,216	1,066,750	1,057,451
Total securities	192,530	205,727	217,591	204,694	177,979
Deposits	1,325,204	1,316,539	1,290,474	1,336,193	1,289,628
FHLBB advances	20,000	—	419	7,656	8,905
Shareholders’ equity	123,160	127,303	130,066	136,600	133,533
Wealth assets under administration	1,232,272	1,261,244	1,049,240	1,083,152	973,198
Discretionary wealth assets under administration	522,109	546,506	625,346	657,789	608,228
Non-discretionary wealth assets under administration	710,163	714,738	423,894	425,363	364,970
Non-performing loans	1,860	4,229	2,765	4,199	5,001
Non-performing assets	1,860	4,229	2,765	4,199	5,001
Accruing loans past due 30-89 days	390	1,001	2,349	1,342	909
Net interest and dividend income	11,844	10,872	10,306	10,543	10,165
Net interest and dividend income, tax equivalent (1)	12,054	11,061	10,484	10,735	10,345
Provision (release) expense for loan losses	695	1,100	363	(202)	400
Non-interest income	2,693	3,297	3,094	2,847	2,840
Non-interest expense	8,512	8,532	8,653	8,471	8,284
Income before income taxes	5,330	4,537	4,384	5,121	4,321
Income tax provision	994	692	816	980	868
Net income	4,336	3,845	3,568	4,141	3,453
Net income allocated to common shareholders	4,264	3,772	3,508	4,076	3,400

Per share data
Basic earnings per common share	$0.75	$0.67	$0.62	$0.72	$0.60
Diluted earnings per common share	0.75	0.66	0.62	0.72	0.60
Dividends per common share	0.16	0.16	0.16	0.16	0.16
Book value per common share	21.29	22.01	22.56	23.87	23.33
Tangible book value per common share - Non-GAAP ⁽[2]⁾	18.86	19.57	20.10	21.38	20.83
Common shares outstanding at end of period (in thousands)	5,784	5,784	5,765	5,723	5.723
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	5,687	5,666	5,636	5,635	5,635
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	5,713	5,699	5,694	5,670	5,686

Profitability ratios
Net interest margin (tax equivalent) (1)	3.27%	3.15%	2.95%	2.99%	2.92%
Efficiency ratio (2)	57.38	59.49	63.38	61.91	61.63
Effective income tax rate	18.65	15.25	18.60	19.13	20.09
Return on average assets	1.13	1.06	0.97	1.10	0.93
Return on average common shareholders’ equity	13.23	11.98	10.65	12.14	10.27

Credit quality ratios
Non-performing loans to loans receivable, gross	0.16%	0.37%	0.26%	0.39%	0.47%
Accruing loans past due 30-89 days to loans receivable, gross	0.03	0.09	0.22	0.12	0.08
Allowance for loan losses to loans receivable, gross	1.20	1.19	1.20	1.20	1.23
Allowance for loan losses to non-performing loans	770.6	324.0	467.3	308.7	263.3
Non-performing assets to total assets	0.12	0.28	0.19	0.27	0.34

Capital ratios
Common shareholders' equity to assets	8.14%	8.51%	8.88%	8.93%	9.04%
Tangible common shareholders' equity to tangible assets - Non-GAAP (2)	7.28	7.63	7.99	8.08	8.15
Tier 1 leverage capital (3)	9.83	10.04	9.66	9.42	9.31
Total risk-based capital (3)	13.24	13.28	13.98	14.08	14.20
Common equity tier 1 capital (3)	12.07	12.13	12.80	12.87	12.95

(1) Adjusted to reflect the U.S. federal statutory benefit on income derived from tax-exempt securities and loans.

(2) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(3) Represents the capital ratios of the Bank.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021
Common Shareholders' Equity	$123,160	$127,303	$130,066	$136,600	$133,533
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(269)	(314)	(364)	(418)	(476)
Tangible Common Shareholders' Equity	$109,076	$113,174	$115,887	$122,367	$119,242
Total Assets	$1,512,138	$1,496,521	$1,465,082	$1,529,184	$1,476,849
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(269)	(314)	(364)	(418)	(476)
Tangible Total Assets	$1,498,054	$1,482,392	$1,450,903	$1,514,951	$1,462,558
Common Shares outstanding (in thousands)	5,784	5,784	5,765	5,723	5,723

Book value per Common Share – GAAP	$21.29	$22.01	$22.56	$23.87	$23.33
Tangible book value per Common Share - Non-GAAP	18.86	19.57	20.10	21.38	20.83
Tangible common shareholders’ equity to tangible total assets - Non-GAAP	7.28%	7.63%	7.99%	8.08%	8.15%
Consolidated:
Non-interest expense	$8,512	$8,532	$8,653	$8,471	$8,284
Amortization of core deposit intangibles	(46)	(50)	(54)	(57)	(61)
OREO recovery	15	—	—	—	—
Write-down of fixed assets	—	—	—	—	(144)
Fraud-related recovery (losses)	—	50	(251)	—	—
Adjusted non-interest expense	$8,481	$8,532	$8,348	$8,414	$8,079
Net interest and dividend income, tax equivalent	$12,054	$11,061	$10,484	$10,735	$10,345
Non-interest income	2,693	3,297	3,094	2,847	2,840
Losses (gains) on securities	47	75	(168)	9	(3)
Gains on sale of fixed assets	—	—	—	—	(73)
BOLI proceeds receivable	—	(89)	—	—	—
Gains on sale of loans	(15)	—	(239)	—	—
Adjusted revenue	$14,779	$14,344	$13,171	$13,591	$13,109
Efficiency Ratio – Non-GAAP [1]	57.38%	59.49%	63.38%	61.91%	61.63%

1 Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q3 2022: 55.28%; Q2 2022: 57.21%; Q1 2022: 61.83%; Q4 2021: 60.62%; Q3 2021: 60.70%.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

At or for the quarters ended	Average Balance			Income / Expense			Average Yield / Rate
(dollars in thousands)	Q3 2022	Q2 2022	Q3 2021	Q3 2022	Q2 2022	Q3 2021	Q3 2022	Q2 2022	Q3 2021
Loans (a)(d)	$1,168,037	$1,112,120	$1,056,266	$11,675	$10,693	$10,382	3.95%	3.81%	3.90%
Securities (c)(d)	221,620	225,458	150,841	1,192	1,117	720	2.15	1.98	1.91
FHLBB stock	1,191	1,221	1,743	8	10	6	2.92	3.20	1.38
Short term funds (b)	68,818	54,553	196,997	344	98	73	1.98	0.73	0.15
Total interest-earning assets	1,459,666	1,393,352	1,405,847	13,219	11,918	11,181	3.58	3.40	3.15
Other assets	60,283	61,790	72,547
Total assets	$1,519,949	$1,455,142	$1,478,394
Interest-bearing demand deposits	$233,547	$229,625	$227,291	106	108	111	0.18	0.19	0.19
Money market accounts	320,552	299,870	327,861	356	156	140	0.44	0.21	0.17
Savings and other	246,101	236,728	217,541	179	97	58	0.29	0.16	0.11
Certificates of deposit	131,918	137,034	125,768	242	216	223	0.73	0.63	0.70
Total interest-bearing deposits	932,118	903,257	898,461	883	577	532	0.38	0.26	0.23
Repurchase agreements	9,684	10,216	14,296	4	4	5	0.18	0.15	0.15
Finance lease	5,318	5,283	2,685	41	41	33	3.05	3.09	4.98
Note payable	142	153	183	2	2	3	6.15	6.13	6.11
Subordinated debt (f)	24,508	24,494	24,452	233	233	233	3.80	3.80	3.82
FHLBB advances	217	—	9,329	2	—	30	3.15	—	1.28
Total interest-bearing liabilities	971,987	943,403	949,406	1,165	857	836	0.48	0.36	0.35
Demand deposits	410,861	376,694	388,557
Other liabilities	7,065	6,258	6,965
Shareholders’ equity	130,036	128,787	133,466
Total liabilities & shareholders’ equity	$1,519,949	$1,455,142	$1,478,394
Net interest income				$12,054	$11,061	$10,345
Spread on interest-bearing funds							3.11	3.03	2.80
Net interest margin (e)							3.27	3.15	2.92

(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on amortized cost.
(d)	Includes tax exempt income benefit of $0.2 million, $0.2 million and $0.2 million, respectively, for Q3 2022, Q2 2022 and Q3 2021 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2022 and 2021.
(e)	Net interest income divided by average interest-earning assets.
(f)	Net of issuance costs.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

Nine months ended September 30,	Average Balance		Income / Expense		Average Yield / Rate
(dollars in thousands)	2022	2021	2022	2021	2022	2021
Loans (a)(d)	$1,120,246	$1,053,451	$32,646	$30,989	3.85%	3.90%
Securities (c)(d)	218,455	130,864	3,270	2,080	2.00	2.12
FHLBB stock	1,281	1,840	26	26	2.69	1.89
Short term funds (b)	82,075	160,055	491	148	0.80	0.12
Total earning assets	1,422,057	1,346,210	36,433	33,243	3.39	3.27
Other assets	65,570	71,421
Total assets	$1,487,627	$1,417,631
Interest-bearing demand deposits	$231,883	$224,479	313	332	0.18	0.20
Money market accounts	313,871	310,908	639	408	0.27	0.18
Savings and other	238,688	209,180	339	173	0.19	0.11
Certificates of deposit	133,339	134,143	647	739	0.65	0.74
Total interest-bearing deposits	917,781	878,710	1,938	1,652	0.28	0.25
Repurchase agreements	9,024	11,608	11	13	0.16	0.15
Finance lease	5,233	2,753	122	102	3.12	4.95
Note payable	153	192	7	9	6.14	6.13
Subordinated Debt (f)	24,495	21,851	699	767	3.80	4.68
FHLBB advances	1,054	10,567	57	96	7.16	1.20
Total interest-bearing liabilities	957,740	925,681	2,834	2,639	0.40	0.38
Demand deposits	391,537	355,352
Other liabilities	6,818	6,897
Shareholders’ equity	131,532	129,701
Total liabilities & shareholders’ equity	$1,487,627	$1,417,631
Net interest income			$33,599	$30,604
Spread on interest-bearing funds					3.00	2.89
Net interest margin (e)					3.12	3.01

(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on historical cost.
(d)	Includes tax exempt income benefit of $0.6 million and $0.5 million, respectively for 2022 and 2021 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2022 and 2021.
(e)	Net interest income divided by average interest-earning assets.
(f)	Net of issuance costs.